Exhibit 1.01

Sale & Purchase Agreement

BETWEEN

Rayont Inc (seller)

AND

Ali Kasa (buyer)

SALE & PURCHASE AGREEMENT

This Sale and Purchase Agreement (“Agreement”) is entered into this 1st day of May 2023 by and among Rayont Inc, a US corporation (“Seller”) and Ali Kasa (Buyer).

Whereas, Buyer desires to acquire and the Seller desires to transfer ownership of its subsidiaries in Australia as identified under Exhibit A as per item 1 & 2 below.

Now, therefore, Buyer, and the Seller agree as follows:

1.	Purchase Price

1.1	The purchase price is USD3,346,903.

1.2	Transfer of shares. The Seller shall transfer Shares of its subsidiaries as provided in Exhibit A at the Closing.

1.3	The Seller shall transfer assets and liabilities of its subsidiaries as provided in Exhibit B at the Closing.

2.	Further Assurances. At the Closing and from time to time thereafter, the Seller shall execute such additional instruments and take such other action as Buyer may request in order more effectively to sell, transfer, and assign the shares in Target to Buyer and to confirm Buyer’s title thereto.

3.	Closing. The Closing contemplated herein shall be held on or before May 1, 2023. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated, delayed or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement, or any signature required thereon may be used in lieu of an original writing or transmission or signature for all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.	Terms of Payment

4.1	The sale price for all companies in the amount of USD3,346,903 will be paid in the form of shares that the seller owns in Rayont Inc and Quantum Capital Inc. The seller will transfer 3,446,627 shares of Quantum Capital Inc with the price per share at $0.51 and 2,648,539 shares of Rayont Inc with the price per share at $0.60 which is based on the price of each Corporations’ shares on the OTC Markets over the last 30 trading days prior to May 1, 2023, the date of the agreement.

4.2	It is agreed between the parties that Ali Kasa will pay the loan that the subsidiary Rayont Holdings owes to Rayont Inc in the amount of $784,521 and the loan that Rayont Holdings owes to Rayont International (L) Ltd in the amount of $240,870. The total loan amount of $1,025,391 will be paid by 1,708,985 shares that Ali Kasa owns to Rayont Inc. with the price per share at $0.60 which is based on the price of each Corporations’ shares on the OTC Markets over the last 30 trading days prior to May 1, 2023, the date of the agreement.

4.3	Total number of the common shares that Rayont Inc will receive from Ali Kasa are 3,446,627 shares of Quantum Capital Inc and consent cancel 4,357,524 shares of Rayont Inc.

4.4	At expense of seller, a valuation report shall be prepared to ensure that the transaction is concluded at fair price. The final price is subject to valuation report provided that the price is not lower than what is agreed in this agreement.

5.	Representations and Warranties of the Seller

The Seller hereby represents and warrants as follows:

	4.1	Title. The transfer of shares of Rayont Holdings Pty as soon as practical.

6.	Representations and Warranties of Buyer

The Buyer represents and warrants as follows:

	5.1	Shall sign all paperwork to cancel his Rayont Inc shares.

	5.2	Shall execute all paperwork to transfer shares of Quantum Capital Inc.

7.	Conduct Pending the Closing

Buyer, Target and the Seller covenant that between the date of this Agreement and the Closing as to each of them:

	6.1	No change will be made in the charter documents, by-laws, or other corporate documents of Buyer without the written consent of the Seller.

	6.2	The Seller will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Target.

8.	Indemnification

7.1	Indemnification of Buyer. Seller agrees to indemnify Buyer against any loss, damage, or expense (including reasonable attorney fees) suffered by Buyer from (1) any breach by the Seller of this Agreement or (2) any inaccuracy in or breach of any of Seller’s representations, warranties, or covenants herein.

7.2	Indemnification of the Seller. Buyer agrees to indemnify Target and the Seller against any loss, damage, or expense (including reasonable attorney fees) suffered by Target or the Seller from (1) any breach by Buyer of this Agreement or (2) any inaccuracy in or breach of any of Buyer’s representations, warranties, or covenants herein.

7.3	Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

9.	Termination.

This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Seller or Buyer if there has been a material misrepresentation or material breach of any warranty or covenant by any other party by notice in writing.

10.	Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the Australian Centre for International Commercial Arbitration.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party’s place of business or primary residence and shall be within QLD. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the Australian Centre for International Commercial Arbitration.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of QLD, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the Australian Centre for International Commercial Arbitration shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the Australian Centre for International Commercial Arbitration, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

11.	General Provisions

10.1	Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

10.2	Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived by the party to whom such compliance is owed.

10.3	Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

10.4	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

10.5	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of State of Queensland.

10.6	Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

10.7	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile or electronic transmission shall be deemed to be evidence of the original execution thereof.

10.8	Effective Date. The effective date of this Agreement shall be May 1, 2023.

Execution

EXECUTED as a deed.

Executed by

Ali Kasa

By:	/s/ Ali Kasa
Ali Kasa

Executed by

Rayont Inc

By:	/s/ Marshini Aliya Moodley
Marshini Aliya Moodley
CEO and President

By:	Dhurata Toli	/s/ Dhurata Toli
	Name of Witness	Signature of Witness

Exhibit A

Number	Company Name	Number of Shares

1	Rayont Holdings Pty Ltd	4,936,436
2	No More Knots (Newmarket) Pty Ltd	100
3	No More Knots (Taringa) Pty Ltd	100
4	No More Knots Pty Ltd	1
5	No More Knots (Ipswich) Pty Ltd	10,000
6	No More Knots (Clayfield) Pty Ltd	10,000
7	Wonder Foods Retail Pty Ltd	100
8	Biomimic Cosmetics Pty Ltd	100
9	Health Script Pty Ltd	100

Exhibit B

Note: The amounts are expressed in AUD

Rayout Holdings Pty Ltd. and Subsidiaries

	NMK Holdings	NMK Clayfield	Wonder Foods	NMK Ipswich	NMK	NMK Taringa	NMK Newmarket	Biomimic	Health Script
	AUD	AUD	AUD	AUD	AUD	AUD	AUD	AUD	AUD
Balance Sheets

Current assets:
Cash and cash equivalents	1,824	13	99	16,685	19,103	12,098	10,124	100	530
Accounts receivable	-	-	1,592	79,442	110	-	-	-	870,454
Inventory	-	-	71,185	-	-	-	-	-	540,512
Prepaid expense	-	-	-	-	488	-	-	-	-
Other receivables	16,528	7,466	6,862	9,726	-	-	4,579	-	65,948
Other assets	792,900	-	150	-	-	-		-	-
Loan receivables	-	-	-	-	-	-	-	-	-
Intercompany receivable	-	-	-	-	-	-	-	-	-
Due from No More Knots Holdings	-	-	126,350	-	669,064	102,935	130,784	-	-
Due from No More Knots Newmarket	-	-	2,100	10,643	-	4,953	-	-	-
Due from No More Knots Taringa	-	-	-	2,490	72,535	-	-	-	-
Due from No More Knots Pty Ltd	-	-	-	-	-	-	39,920	-	-
Due from Wonder Foods Retail	-	-	-	-	14,400	5,600	-	-	-
Due from NMK Ipswich	145,709	-	1,100	-	97,517	-	-	-	-
Due from NMK Clayfield	14,130		1,000	5,140	15,550	20,200	5,400	-	-
Loan - Health Script Pty Ltd	1,682,844	-	-	-	-	-	-	-	-
Total Current Assets	2,653,935	7,479	210,438	124,126	888,767	145,786	190,807	100	1,477,444

Noncurrent assets:
Property and equipment, net	-	74,053	-	-	-	124,720	-	-	642,773
Long-term investments	2,870,300	-	-	-	-	-	-	-	-
Other assets long term	1,038,174	-	-	46,200		19,962	50,600	-	22,501
Intangible assets			-	-					488,456
Goodwill	1,447,937	-	10,000	825,000	-	-	-	-	-
Total Noncurrent Assets	5,356,411	74,053	10,000	871,200	-	144,682	50,600	-	1,153,730

TOTAL ASSETS	8,010,346	81,532	220,438	995,326	888,767	290,468	241,407	100	2,631,174

Note: The amounts are expressed in AUD

Rayout Holdings Pty Ltd. and Subsidiaries

	NMK Holdings	NMK Clayfield	Wonder Foods	NMK Ipswich	NMK	NMK Taringa	NMK Newmarket	Biomimic	Health Script
	AUD	AUD	AUD	AUD	AUD	AUD	AUD	AUD	AUD

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable		-	97,195	33,418	14,036	22,482	5,750	-	541,059
Accrued liabilities	144,396	1,496	33,793	154,974	288,026	108,964	123,214	-	472,586
Other payable	300,000	-	-	163,730	-	-	-	-	284,459
Due to related parties	-	-	-	-	-	-	-	-	-
Loan - Accounting Business Solutions	5,000	-	-	-	-	-	-	-	-
Loans - Tasman Accounting	-	-	-	-	-	5,000	-	-	-
Ali Kasa	5,378	13,700	24,785	53,405	118,540	-	6,550	-	104,380
Loan payable	394,389	-	27,900	111,172	269,045	106,600	92,400	-	6,146
			-	-	-	-	-	-	-
Intercompany Payable	-	-	-	-	-	-	-	-	-
Due to - Rayont Inc	1,126,412	-	-	-	-	-	-	-	-
Due to - Rayont International	350,161	-	-	-	8,001	-	-	-	-
Due to - Rayont Malaysia Sdn Bhd	57,053	-	-	-	-	-	-	-	-
Due to NMK	669,064	15,550	14,400	97,517	-	72,535	-	-	-
Due to No More Knots Holdings	-	14,130	-	145,709	-	-	-	-	1,445,900
Due to Wonder Foods Retail	126,350	1,000	-	1,100	-	-	2,100	-	-
Due to NMK Ipswich		5,140	-	-		2,490	10,643	-	-
Due to NMK Taringa	102,935	20,200	5,600	-	-	-	4,953	-	-
Due to NMK Newmarket	130,784	5,400	-	-	39,920	-	-	-	-
									-
Total Current Liabilities	3,411,922	76,616	203,673	761,025	737,568	318,071	245,610	-	2,854,530

Non-Current Liabilities:
Loan Payable long term	271,440		150,000	-	-	-	-	-	-

TOTAL LIABILITIES	3,683,362	76,616	353,673	761,025	737,568	318,071	245,610	-	2,854,530

COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	4,936,436	10,000	100	10,000	1	100	100	100	100
Dividends paid	-			-	(256,149)	(344,165)	(100,000)	-	-
Accumulated deficit	(609,452)	(5,084)	(133,335)	224,301	407,347	316,462	95,697	-	(223,456)
Total stockholder’s equity	4,326,984	4,916	(133,235)	234,301	151,199	(27,603)	(4,203)	100	(223,356)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	8,010,346	81,532	220,438	995,326	888,767	290,468	241,407	100	2,631,174

Note 1: Interest rate are not including in the loan amount presented in the respective Balance Sheets.